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                                                                    Exhibit 11.1

                           DAYTON SUPERIOR CORPORATION
                      EXHIBIT 11 - COMPUTATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
           (Amounts in thousands, except share and per share amounts)

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


                                                       THREE FISCAL MONTHS ENDED      NINE FISCAL MONTHS ENDED
                                                       -------------------------      ------------------------
                                                         Sept 27,      Sept 26,        Sept 27,       Sept 26,
                                                          1996          1997             1996           1997
                                                       ------------------------       -------------------------
                                                      (Unaudited)    (Unaudited)     (Unaudited)     (Unaudited)

Weighted average number of common
       shares outstanding during the period            5,653,943      5,714,188       4,159,725       5,695,964
Common equivalent shares outstanding (a)                 219,938        246,353         438,642         249,254
Weighted average common and common                     ------------------------       -------------------------
       equivalent shares outstanding                   5,873,881      5,960,541       4,598,367       5,945,218

Income before income taxes and extraordinary
       item                                               $2,563         $3,393          $4,428          $6,504
Extraordinary item                                             0              0          (2,314)              0
                                                       ------------------------       -------------------------

Income (loss) per share before extraordinary item         $2,563         $3,393          $2,114          $6,504
                                                       ========================       =========================

Income per share before extraordinary item                 $0.44          $0.57           $0.96           $1.09
Extraordinary item                                          0.00           0.00           (0.50)           0.00
                                                       ------------------------       -------------------------
Net income (loss) per share                                $0.44          $0.57           $0.46           $1.09
                                                       ========================       =========================

Fully diluted earnings per share are not significantly different from primary earnings per share.


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Notes:

(a) Common equivalent shares are shares issuable upon the exercise of stock options and warrants, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on the company's average trading price for 1996 and the company's ending trading price for 1997.

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